Exhibit 99.1

Thornburg Mortgage Reports 1Q Results

SANTA FE, N.M.—June 12, 2008—Thornburg Mortgage, Inc. (NYSE:TMA), today reported a net loss before preferred stock dividends for the quarter ended March 31, 2008 of $3.306 billion, or a loss of $20.64 per common share, as compared to net income of $75.0 million, or $0.62 per common share, for the same period in the prior year. A significant portion of the company’s recorded losses for the quarter ended March 31, 2008, were unrealized market value losses of $1.542 billion, which were the result of the decline in the fair market value of the company’s mortgage-backed securities and securitized loan portfolios. Accounting rules require that these losses be reported in operations. In accounting for the recent March 31, 2008, financing transaction, the company recorded charges totaling $949.1 million, to record the financing transaction at fair value, of which $520.5 million related to the warrants, the issuance of which is contingent upon the satisfaction of certain conditions, and participations under the Principal Participation Agreement entered into in connection with the financing transaction and $428.6 million related to Senior Subordinated Secured Notes due 2015.

Larry Goldstone, chief executive officer and president of Thornburg Mortgage, observed, “During the first quarter, we were significantly and negatively impacted by conditions impacting the entire mortgage market, including, among others, declining home prices and substantial declines in mortgage securities and mortgage loan prices. These unprecedented market conditions led to an inability to meet resulting margin calls on our borrowed funds, a need to sell assets and seek alternative permanent financing for other assets in our portfolio, and a need to negotiate an agreement with our reverse repurchase and auction swap agreement counterparties to prevent a liquidation of our entire mortgage securities portfolio (the “Override Agreement”). Even in the face of difficult overall market conditions, we were able to raise new capital to provide further liquidity to meet our borrower obligations and other conditions specified in the Override Agreement and to provide excess liquidity to begin to resume some normalized business operations. Despite modestly increasing delinquencies in our loan portfolio and some additional downgrades of our mortgage-backed securities (MBS) assets, the overall credit performance of our portfolio continues to perform well.”

Recalling the mortgage industry crisis that began last August and recurring difficulties in February, Mr. Goldstone remarked, “The industry is suffering from a continued decline in housing prices, a mortgage securities market that cannot easily value mortgage-backed securities due to lack of trading activity, a banking sector that is lacking capital and deleveraging, and continued rating agency downgrades of mortgage-backed securities. In the first quarter, as disclosures about the continued deterioration of the credit performance and supply imbalance of mortgage securities became known, we faced a sudden downward spiral in prices on our AAA-rated mortgage assets. Through March 6, 2008, we had received $1.8 billion in margin calls since December 31, 2007 and had satisfied $1.2 billion of those margin calls primarily by using our available liquidity, principal and interest payments and proceeds from the sale of assets. At March 6, 2008, we had outstanding margin calls of $610.0 million, which significantly exceeded our available liquidity at that date. With our excess liquidity severely reduced and our traditional sources of capital unavailable, we were forced to sell some of our MBS portfolio and seek alternative financing for a portion of our high quality securitized mortgage loans at a loss to meet additional margin calls and simultaneously reduce our reverse repurchase agreement obligations.”

Mr. Goldstone continued, “To satisfy unmet margin calls at March 6, 2008, we entered into an Override Agreement with five of our remaining reverse repurchase agreement and auction swap agreement lenders in which Thornburg Mortgage was granted a 364-day reprieve from further margin calls and a reduction of margin requirements. As a condition of the Override Agreement, we were required to raise at least $1 billion in capital. We were able to raise $1.35 billion, $200 million of which is held in escrow, through a private placement of senior subordinated secured notes, warrants for common stock, and participations in the principal payments on a specific MBS portfolio. However, this financing transaction included additional conditions that we must meet in order to resume normalized business operations and eventually rebuild shareholder value. While the proposed recapitalization came at a high cost to existing shareholders, our Board of Directors considered multiple alternatives to this transaction, which the Board of Directors concluded to be unavailable, insufficient to pay all margin calls and provide sufficient reserves to cover additional margin calls, insufficient to satisfy the conditions of the Override Agreement, or even more dilutive to shareholders than the completion of the financing transaction, including financing certain unencumbered assets, liquidating all of our assets, a public offering for the sale of preferred stock and convertible debt, declaring bankruptcy and selling to another company. Declaring bankruptcy would likely have resulted in the liquidation of our mortgage securities, and existing shareholders would have received nothing. In light of these considerations, the Board determined that the financing transaction represented the best alternative reasonably available to the company and its shareholders.

“Our primary focus over the coming months will be to successfully complete the tender offer for our preferred stock,” stated Mr. Goldstone. “While this market environment remains challenging, we believe our jumbo and super jumbo loan origination franchise provides unique value to our clients and lending partners and allows us to create an exceptional, high quality portfolio of mortgage loans. Despite the continued modest increase in loan delinquencies in the first quarter of 2008 and our expectation that delinquencies are likely to continue to increase modestly over the balance of the year, the credit quality of our originated and acquired loan portfolio continues to perform extremely well, and their performance is consistent with our current estimates. As a result, we believe that our credit performance through this market environment validates our historical approach to credit lending for first mortgage loan borrowers.”

Origination Activity

“For the first quarter, loan originations totaled $548.7 million. The first two months of the first quarter showed a strong and rapid recovery in loan origination activity as we recovered from the challenges of the mortgage financing markets in the third and fourth quarters of 2007,” said Paul Decoff, senior executive vice president and chief lending officer. “By the end of January 2008, we had funded $349.6 million in loans and had a fallout adjusted pipeline of approximately $430 million, which placed Thornburg Mortgage on target to meet our initial 2008 origination goals of $6.0 billion. However, as a result of the liquidity issues that again challenged us in February and March, we were forced to temporarily cease our loan origination activities in order to preserve capital to meet margin calls.”

“We are pleased to note that the suspension of our loan origination activity was only temporary” Mr. Decoff continued, “and we have now completely funded the locked loans in our pipeline. Since March 31, 2008 we have reinstated our warehouse lines, and funded approximately $239 million since the end of the first quarter.”

The credit quality of Thornburg Mortgage’s originated and bulk purchased loans has remained exceptional. As of March 31, 2008, the company’s 60-day plus delinquent loans and real-estate owned properties (REO) in its originated and bulk purchased loans totaled 0.65% of our $23.5 billion portfolio of securitized and unsecuritized ARM loans, up from 0.44% at December 31, 2007, but still significantly below the industry’s conventional prime ARM loan delinquency ratio of 5.54% at December 31, 2007 as reported by the Mortgage Bankers Association. These delinquencies represent only 158 of the 36,316 loans in Thornburg Mortgage’s portfolio and had an aggregate balance of $127.1 million as well as 53 REO properties as a result of foreclosing on delinquent loans with original loan balances of $30.6 million and an associated valuation reserve of $8.3 million. During the quarter ended March 31, 2008, the company realized a net loss of $112,000 on the sale of REO properties and recorded a $580,000 loss to reduce REO properties to their estimated fair value.

First Quarter Results

In the first quarter, the net loss before preferred stock dividends was $3.306 billion, as compared to net income before preferred stock dividends of $75.0 million a year ago. The decrease in the company’s profitability was due to realized losses of $651.6 million realized on the sale of $4.3 billion of purchased ARM assets and an unrealized loss of $126.1 million on the permanent financing of $1.7 billion of securitized ARM loans, which the company did to enhance its liquidity position. The company also recognized unrealized losses of $1.542 billion as a result of a decline in the fair market values of mortgage-backed securities and purchased securitized loans since December 31, 2007.

Net interest income was $42.0 million compared to $90.7 million, or 54% less than a year ago. Interest expense on reverse repurchase agreements for the three months ended March 31, 2008 included fees totaling $70.0 million paid for committed lines and the termination of certain reverse repurchase agreements which had been financing assets that were sold. The company recorded a net loss of $18.5 million on derivatives during the first quarter of 2008, which consisted of a net loss of $4.5 million on commitments to purchase loans from correspondent lenders, a net loss on terminated swap agreements of $13.5 million and a net loss of $489,000 on other derivative transactions.

Commenting on the balance sheet, the company’s Chief Financial Officer Clarence G. Simmons III said, “We ended the quarter with total assets of $30.8 billion, short-term borrowings in the form of commercial paper, reverse repurchase agreements and whole loan financing of $6.5 billion and permanent collateralized mortgage debt of $22.5 billion. At March 31, 2008, 98.3% of our ARM assets were rated AA, AAA or agency guaranteed. For the quarter, operating expenses as a percentage of average assets, which are among the lowest in the industry, decreased to 0.11% at March 31, 2008, from 0.20% at March 31, 2007. This decrease resulted because our Manager, Thornburg Mortgage Advisory Corporation, did not earn an incentive fee for the quarter and the decline in our stock price reduced the value of long-term incentive awards resulting in a further expense reduction.

The portfolio yield during the first quarter increased to 6.17% from 5.75% in the prior quarter. Thornburg Mortgage’s average cost of funds, which includes $70.0 million of commitment and termination fees relating to reverse repurchase agreements, increased to 5.93% in the first quarter from 5.04% in the prior quarter. This resulted in an average net interest margin of 0.24% for the quarter. If adjusted to exclude these fees, the company’s average cost of funds would have been 5.08%, resulting in an average net interest margin of 1.09% for the quarter. Premium amortization for the first quarter of 2008 resulted in accretion of $6.1 million, which reflects an actual CPR for the quarter of 12%, as compared to 10% and 15% for the quarters ended December 31, 2007 and March 31, 2007, respectively.

Largely as a result of the unrealized losses in the fourth quarter of 2007 and the first quarter of 2008, we own our mortgage assets at a net discount of 7.03% which suggests that any increase in prepayments will have a positive impact on our portfolio spreads and margins.”

The company will host a dial-in conference call on Thursday, June 12, 2008 at 10:00 am EDT to discuss first quarter results. The teleconference dial-in number is (800) 288-8968. A replay of the call will be available beginning at 2:00 p.m. on June 12, 2008, and ending at 12:30 p.m. on June 19, 2008 at 11:59 p.m. Eastern. The replay dial-in number is (800) 475-6701 in the U.S. and (320) 365-3844 internationally. The access code for both replay numbers is 929327. The conference call will also be archived on the company’s web site throughout the second quarter of 2008. The conference call will also be web cast live through a link at the company’s web site at www.thornburgmortgage.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstance due to a number of factors, including but not limited to: the impact of the accounting for the March 31, 2008, financing transaction and the Override Agreement; potential delays in the completion of the financial reporting work by the company and the completion of the first quarter review by our outside auditors; general economic conditions; ongoing volatility in the mortgage and mortgage-backed securities industry; the company’s ability to meet the ongoing conditions of the Override Agreement; the company’s ability to obtain shareholder approval of an increase in authorized shares; the company’s ability to complete the tender offer for its outstanding preferred stock; market prices for mortgage securities, interest rates, the availability of ARM securities and loans for acquisition and other risk factors discussed in the company’s SEC reports, including its most recent annual report on Form 10-K/A, its Proxy Statement for its Annual Meeting to be held on June 12, 2008 and its Registration Statement on Form S-3. These forward-looking statements speak only as of the date on which they are made and except as required by law, the company does not intend to update such statements to reflect events or circumstances arising after such date.